EXHIBIT 99.1

Smith-Midland Reports Second Quarter 2023 Financial Results

Revenue Increased 11% from Prior Year to $14.7 Million; Record Backlog of $60.9 Million

Announces Preliminary Third Quarter Year-over-Year Revenue Growth in Excess of 20%

MIDLAND, VA – October 11, 2023 – Smith-Midland Corporation (NASDAQ: SMID) a provider of innovative, high-quality proprietary and patented precast concrete products and systems announced its second quarter results for the period ended June 30, 2023.

Second Quarter 2023 Summary Compared to Second Quarter 2022

•	Revenue increased 11 percent from the prior year quarter to $14.7 million

•	Product sales increased 58 percent from the prior year quarter to $10.7 million

•	Net loss of $782,000, or loss per share of $0.15, primarily related to a pair of items isolated to the quarter

•	Selected to produce SlenderWall architectural precast panels for $4.5 million hospital project

•	Awarded $2.1 million contract for architectural panels for BMW’s campus in South Carolina

The Company’s second quarter 10-Q filing was delayed due to the transition to a new independent registered accounting firm. The Company expects to file its third quarter results on or prior to the November 14th deadline as required by the Securities and Exchange Commission and does not anticipate additional delays in its future filings.

“Revenue for the second quarter of 2023 represents the third consecutive quarter of double-digit, year-over-year revenue growth, reflecting the underlying strength of our business,” said Ashley Smith, Chairman and Chief Executive Officer of Smith-Midland. “We continue to secure new contracts thanks to increased demand for our innovative product offerings and increased spending from the public and private sectors. Our backlog of $60.9 million as of August 1, 2023 is a record for the company, and it does not include the recently announced project to produce $6.8 million in architectural precast panels for the Baltimore Harbor Tunnel.”

“Our bottom line was negatively impacted by the overall cost inflation that persists across our business as well as by a pair of items that were isolated to the quarter. We incurred approximately $400,000 in costs related to the remaking of architectural panels for one specific project because of product from a material supplier that did not meet project specifications. Secondly, we had a cybersecurity issue related to a payment to one of our vendors for approximately $342,000. We have been able to recover $67,000 to date from insurance and believe there is an opportunity to offset most of the remaining amount through additional insurance proceeds,” Mr. Smith continued.

“We expect third quarter revenue growth to be in excess of 20 percent compared to the third quarter of the prior year as we execute on the production of our historic backlog. Overall, the multiple tailwinds across our business should continue the trend of strong top-line growth, positioning us to create long-term shareholder value,” Mr. Smith concluded.

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Second Quarter 2023 Results

The Company reported revenues of $14.7 million for the second quarter of 2023 compared to revenues of $13.3 million in the second quarter of 2022. Product sales for the quarter were $10.7 million, a 58 percent increase from the prior-year quarter. Service revenue, which includes barrier rentals, royalty income and shipping and installation, was $4.0 million compared to $6.5 million in the second quarter of 2022.

Gross profit was $1.8 million compared to $3.2 million in the prior year quarter. Gross margin for the current year quarter was 12.2% compared to 24.4% in the previous year’s quarter. This year’s gross profit and margin results include additional costs, of approximately $400,000 related to panels remade for one specific project and lower barrier rental revenue, which generate higher margins than product sales.

Operating loss for the quarter was $981,000 compared to operating income of $1.1 million in the prior-year quarter. The decrease is mainly due to the reduction in gross profit and due to a one-time wire fraud incident that occurred in the second quarter of 2023 resulting in additional general and administrative expenses of $342,000. Net loss for the second quarter was $782,000, or loss per share of $0.15, compared to net income of $910,000, or $0.17 per diluted share in the second quarter of 2022.

Product Sales

Total product sales for the second quarter of 2023 were $10.7 million compared to $6.8 in the prior-year quarter. Soundwall sales were $1.7 million compared to $0.4 million in the second quarter of 2022 due to higher production volumes. Architectural panel sales were $0.3 million, compared to $1.3 million, reflecting the completion of two architectural projects in the second quarter of 2022. SlenderWall sales were $1.5 million, compared to $0.1 million in the second quarter of 2022, due to two projects being produced consecutively in the first half of 2023 compared to a single project in the first half of 2022. Miscellaneous wall sales increased to $2.9 million from $0.6 million in the prior-year quarter due to the increased amount of retaining wall projects in production. Barrier sales were $1.8 million compared to $2.3 million in the second quarter of 2022, due primarily to a large barrier project that began in the prior-year quarter and completed by the end of 2022. Easi-Set and Easi-Span Building Sales increased 52 percent from the prior-year quarter to $1.4 million.

Service Revenue

Service revenue which is comprised of royalty income, barrier rental revenue, and shipping and installation totaled $4.0 million, compared to $6.5 million in the second quarter of 2022. Shipping and installation revenue was $2.7 million compared to $3.7 million in the prior year quarter. Royalty income decreased to $0.6 million from $0.8 million in the second quarter of 2022, due to the project delays experienced by licensees. Barrier rental revenue for the second quarter of 2023 was $0.7 million compared to $2.0 million in the prior-year quarter due to a temporary slowdown in barrier rental projects.

Balance Sheet and Liquidity

As of June 30, 2023, cash totaled $4.7 million compared to cash totaling $6.7 million for the year ended December 31, 2022. Account receivables totaled $16.6 million and debt totaled $6.0 million as of June 30, 2023. Capital spending totaled $1.8 million for the second quarter of 2023.

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Macro Environment and Outlook

With the growing backlog and continued strength in bidding activity, Smith-Midland anticipates increased sales volumes for the remainder of 2023 and continuing into 2024. The immediate outlook of continued infrastructure initiatives across the United States are anticipated to yield positive tail winds across our portfolio of patented, proprietary, and custom products. While we see a continually dynamic macro environment including increases in labor and material costs, we are working hard to mitigate these effects and to attract and retain quality labor as well as manage input costs. Backlog was approximately $60.9 million recorded as of August 1, 2023. The majority of the backlog is anticipated to be fulfilled within 12 months; however, some projects will have a multi-year timeline. The Company remains focused on long-term strategic growth initiatives to drive shareholder value.

About Smith-Midland Corporation

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities located in Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks® Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall®, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, inflationary factors including potential recession, general business and economic conditions, our debt exposure, our high level of accounts receivables, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

Stephanie Poe, CFO

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

214-872-2710

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SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

ASSETS	June 30, 2023 (Unaudited)	December 31, 2022
Current assets
Cash	$4,727	$6,726
Accounts receivable, net
Trade - billed (less allowance for credit losses of approximately $912 and $781, respectively), including contract retentions	16,554	16,223
Trade - unbilled	653	990
Inventories, net
Raw materials	2,396	1,776
Finished goods	2,356	2,042
Prepaid expenses	1,212	706
Refundable income taxes	577	477

Total current assets	28,475	28,940

Property and equipment, net	26,886	25,124

Other assets	356	249

Total assets	$55,717	$54,313

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SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(continued)

LIABILITIES AND STOCKHOLDERS' EQUITY	June 30, 2023 (Unaudited)	December 31, 2022
Current liabilities
Accounts payable - trade	$5,684	$5,816
Accrued expenses and other liabilities	874	799
Deferred revenue	1,991	2,243
Accrued compensation	792	788
Accrued income taxes	—	146
Operating lease liabilities	51	77
Current maturities of notes payable	629	618
Customer deposits	2,985	737

Total current liabilities	13,006	11,224

Deferred revenue	2,633	2,174
Operating lease liabilities	24	45
Notes payable - less current maturities	5,412	5,730
Deferred tax liability	2,181	2,085

Total liabilities	23,256	21,258

Stockholders’ equity
Preferred stock, $.01 par value; authorized 1,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value; authorized 8,000,000 shares; 5,345,189 and 5,345,189 issued and 5,256,413 and 5,256,413 outstanding, respectively	53	53
Additional paid-in capital	7,611	7,440
Treasury stock, at cost, 40,920 shares	(102)	(102)
Retained earnings	24,899	25,664

Total stockholders' equity	32,461	33,055

Total liabilities and stockholders' equity	$55,717	$54,313

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SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue
Product sales	$10,702	$6,788	$18,944	$12,638
Barrier rentals	700	1,962	1,819	3,447
Royalty income	594	771	1,005	1,198
Shipping and installation revenue	2,702	3,732	5,772	6,405

Total revenue	14,698	13,253	27,540	23,688

Cost of goods sold	12,912	10,023	23,588	18,810

Gross profit	1,786	3,230	3,952	4,878

Operating expenses
General and administrative expenses	1,884	1,409	3,233	2,568
Selling expenses	883	725	1,645	1,388

Total operating expenses	2,767	2,134	4,878	3,956

Operating income (loss)	(981)	1,096	(926)	922

Other income (expense)
Interest expense	(64)	(71)	(128)	(118)
Interest income	5	3	10	6
Gain on sale of assets	116	27	199	65
Other income	32	162	57	183

Total other income (expense)	89	121	138	136

Income (loss) before income tax expense (benefit)	(892)	1,217	(788)	1,058

Income tax expense (benefit)	(110)	307	(87)	267

Net income (loss)	$(782)	$910	$(701)	$791

Basic and diluted earnings (loss) per common share	$(0.15)	$0.17	$(0.13)	$0.15

Weighted average number of common shares outstanding:
Basic	5,256	5,230	5,256	5,230
Diluted	5,256	5,266	5,256	5,262

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SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Unaudited)

(in thousands, except share data)

	Common Stock		Treasury Stock		Additional Paid-in	Retained
	Shares	Amount	Shares	Amount	Capital	Earnings	Total

Balance, December 31, 2022	5,345,189	53	(40,920)	(102)	7,440	25,664	33,055

Stock-Based Compensation Expense	—	—	—	—	85	—	85

Adoption of ASU 2016-13	—	—	—	—	—	(63)	(63)

Net income (loss)	—	—	—	—	—	80	80

Balance, March 31, 2023	5,345,189	$53	(40,920)	$(102)	$7,525	$25,681	$33,157

Stock-Based Compensation Expense	—	—	—	—	86	—	86

Net income (loss)	—	—	—	—	—	(782)	(782)

Balance, June 30, 2023	5,345,189	$53	(40,920)	$(102)	$7,611	$24,899	$32,461

Balance, December 31, 2021	5,353,095	$53	(40,920)	$(102)	$6,935	$24,864	$31,750

Stock-Based Compensation Expense	—	—	—	—	126	—	126

Net income (loss)	—	—	—	—	—	(119)	(119)

Balance, March 31, 2022	5,353,095	$53	(40,920)	$(102)	$7,061	$24,745	$31,757

Stock-Based Compensation Expense	—	—	—	—	126	—	126

Net income (loss)	—	—	—	—	—	910	910

Balance, June 30, 2022	5,353,095	$53	(40,920)	$(102)	$7,187	$25,655	$32,793

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SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(701)	$791
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,176	1,400
(Gain) loss on sale of assets	(199)	(65)
Allowance for credit losses	67	45
Stock-based compensation expense	171	253
Deferred taxes	96	—
(Increase) decrease in
Accounts receivable - billed	(462)	(2,700)
Accounts receivable - unbilled	337	(121)
Inventories, net	(934)	(686)
Prepaid expenses and other assets	(625)	61
Refundable income taxes	(100)	177
Increase (decrease) in
Accounts payable - trade	(132)	1,661
Accrued expenses and other liabilities	75	364
Deferred revenue	207	(55)
Accrued compensation	4	(265)
Accrued income taxes	(146)	(1,912)
Deferred buy-back lease obligation	—	(1,617)
Customer deposits	2,248	(16)
Net cash provided by (used in) operating activities	1,082	(2,685)
Cash flows from investing activities:
Purchases of property and equipment	(2,974)	(1,962)
Deferred buy-back asset	—	988
Proceeds from the sale of property and equipment	199	65
Net cash provided by (used in) investing activities	(2,775)	(909)
Cash flows from financing activities:
Proceeds from long-term borrowings	—	2,805
Repayments of long-term borrowings	(306)	(278)
Net cash provided by (used in) financing activities	(306)	2,527
Net increase (decrease) in cash	(1,999)	(1,067)
Cash
Beginning of period	6,726	13,492
End of period	$4,727	$12,425

Supplemental Cash Flow Information:
Cash payments for interest	$128	$118
Cash payments for income taxes	$65	$2,179
Capital expenditures included in accounts payable	$2,244	$2,014

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